UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                         -------------------------


                                SCHEDULE 13G
                 Under the Securities Exchange Act of 1934
                               Amendment No.1
                         -------------------------


                              PXRE Group Ltd.
                              (Name of Issuer)


                  Common Stock, par value $1.00 per share
                       (Title of Class of Securities)


                                 G73018106
                               (CUSIP Number)


                             February 15, 2002
           (Date of Event Which Requires Filing of the Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             [ ] Rule 13d-1(b)
                             [X] Rule 13d-1(c)
                             [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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


                                SCHEDULE 13G

CUSIP No. G73018106

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON    98-0189774
      Select Reinsurance, Ltd.

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2)    CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP         (a) |_|
                                                             (b) |X|

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3)    SEC USE ONLY


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4)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Bermuda

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      NUMBER                    5)             SOLE VOTING POWER
      OF                                       None
      SHARES
      BENEFICIALLY              6)             SHARED VOTING POWER
      OWNED BY                                 None
      EACH
      REPORTING                 7)             SOLE DISPOSITIVE POWER
      PERSON                                   None
      WITH
                                8)             SHARED DISPOSITIVE POWER
                                               None

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9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      None

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10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              |_|

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11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0%

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12)   TYPE OF REPORTING PERSON
      CO

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                              Page 2 of 6

                                SCHEDULE 13G


CUSIP No. G73018106

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON    13-3698301
      Mariner Investment Group, Inc

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2)    CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP         (a) |_|
                                                             (b) |X|

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3)    SEC USE ONLY


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4)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Bermuda

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      NUMBER                    5)             SOLE VOTING POWER
      OF                                       None
      SHARES
      BENEFICIALLY              6)             SHARED VOTING POWER
      OWNED BY                                 None
      EACH
      REPORTING                 7)             SOLE DISPOSITIVE POWER
      PERSON                                   None
      WITH
                                8)             SHARED DISPOSITIVE POWER
                                               None

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9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      None

-------------------------------------------------------------------------------
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              |_|

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11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0%

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12)   TYPE OF REPORTING PERSON
      CO

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                              Page 3 of 6

Item 1.

(a) Name of Issuer:

PXRE Group Ltd.

(b) Address of Issuer's Principal Executive Offices:

PXRE Group Ltd.
99 Front Street
Hamilton HM 12, Bermuda

Mailing Address:
Suite 231
12 Church Street
Hamilton HM 12, Bermuda

Item 2.

(a) Name of Person Filing:

This statement is filed on behalf of Select Reinsurance, Ltd. and Mariner Investment Group Inc.

(b) Address of Principal Business Office or, if None, Residence:

                          Select Reinsurance, Ltd.
                               Victoria Hall
                       11 Victoria Street, 3rd Floor
                          Hamilton, HM 11 Bermuda


                       Mariner Investment Group, Inc.
                         780 3rd Avenue, 16th Floor
                             New York, NY 10017

(c) Citizen:

Select Reinsurance, Ltd. is a citizen of Bermuda and Mariner Investment Group, Inc. is a citizen of New York.

(d) Title of Class of Securities:

Common Stock, $1.00 par value

(e) CUSIP Number:  G73018106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) |_| Broker or Dealer registered under Section 15 of the
                 Exchange Act.

         (b) |_| Bank as defined in section 3(a)(6) of the Exchange Act.

         (c) |_| Insurance Company as defined in section 3(a)(19) of the Exchange Act.

         (d) |_| Investment Company registered under section 8 of the Investment Company Act.

         (e) |_| An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);

         (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

         (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|


Item 4.  Ownership:

For information concerning the ownership of Common Stock of the Company by the Reporting Persons, see Items 5 through 9 and 11 of the cover pages to this schedule 13G.

Item 5.  Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company:

Not applicable.

Item 8.  Identification and Classification of Member of the Group:

Not applicable.

Item 9.  Notice of Dissolution of Group:

Not applicable.

Item 10.  Certification:

By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        SELECT REINSURANCE, LTD.

                                        By  /s/ Robert P. Myron
                                            ---------------------------------
                                            Name:  Robert P. Myron
                                            Title:  Vice President


                                        Dated: March 26, 2002
                                        Hamilton, Bermuda


                                        MARINER INVESTMENT GROUP, INC.


                                        By  /s/  William Michaelcheck
                                            ---------------------------------
                                            Name:  William Michaelcheck
                                            Title: Chairman


                                        Dated: March 26, 2002
                                        New York, NY

















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